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                                                               Exhibit (a)(1)(x)
[LEAP LOGO]


                                   MEMORANDUM


To:         [Name]

From:       Len Stephens

Date:       November 20, 2001

Re:         Supplemental Options



If you do not tender any of your Eligible Options at all, we will grant you a Supplemental Option under the 2001 Plan to purchase shares of our common stock, but only if you continue to be an employee of Leap or one of its subsidiaries through the grant date of the Supplemental Option. We will grant your Supplemental Options, if any, shortly after the Offer expires. We expect to grant Supplemental Options on DECEMBER 19, 2001. Each Supplemental Option will have an exercise price per share equal to the last reported sale price of our common stock on the Nasdaq National Market on the grant date of the Supplemental Option. Supplemental Options will vest and become exercisable with respect to 25% of the shares of common stock covered by the Supplemental Option on each yearly anniversary of the grant date of the Supplemental Option.

YOUR SUPPLEMENTAL OPTION WILL BE FOR ____________ SHARES.

Please note that if you wish to tender any of your Eligible Options, you must return your Election Form to Stock Administration by the expiration of the Offer. The Offer expires on Tuesday, December 18, 2001, at 9:00 p.m., Pacific Time, unless it is extended by us.